Exhibit 99.9

ASSURED GUARANTY LTD.
COMPENSATION COMMITTEE CHARTER
APRIL 2004

1.        PURPOSE OF THE COMPENSATION COMMITTEE

(a)       The committee shall discharge the Board’s responsibilities relating to compensation of the Company’s employees.

(b)       The committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.        AUTHORITY OF THE COMPENSATION COMMITTEE

(a)       The committee shall have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, chief executive officer or senior executive compensation and shall have the authority to approve the consultant’s fees and other retention terms.

(b)       The committee also shall have the authority to retain special legal, accounting or other consultants to advise and assist the committee.

(c)       The committee may request any other director, officer or employee of the Company or the Company’s outside counsel to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(d)       The committee may form and delegate authority to subcommittees when appropriate.

3.        COMPENSATION COMMITTEE COMPOSITION

(a)       The committee shall consist of at least three directors, including a chairman, each selected from the Board upon the recommendation of the Nominating & Governance Committee.  Any committee member may be removed upon the recommendation of the Nominating & Governance Committee.

(b)       Each member of the committee shall satisfy the independence requirements of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment, and, if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

4.        DUTIES AND RESPONSIBILITIES OF THE COMPENSATION COMMITTEE

(a)       The committee shall establish and oversee the Company’s executive compensation policies, including issues relating to pay and performance, targeted pay positioning (median, percentile etc.), comparison companies, pay mix, and stock ownership. The Company’s compensation policies may vary by location or by line of business.

(b)       The committee shall establish a formal evaluation process for and determine the compensation for the chief executive officer. As part of such process, the committee shall review and approve corporate goals and objectives relevant to chief executive officer compensation and evaluate the chief executive officer’s performance in light of those goals and objectives. The committee shall set the chief executive officer’s compensation level based on this evaluation, either as a committee or together with the other independent directors.  Nothing herein precludes general discussions of the compensation of the chief executive officer with the full board of directors.

(c)       In determining the long-term incentive component of the chief executive officer’s compensation, the committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s chief executive officer in past years.

(d)       The committee shall review the chief executive officer’s recommendations regarding the compensation of the Company’s other senior officers and determine appropriate compensation levels. Depending on the number of senior officers, the committee may restrict itself to reviewing and approving the compensation of the senior officers who are the chief executive officer’s direct reports.

(e)       The committee shall make recommendations to the Board with respect to new incentive-compensation and equity-based plans, or amendments to any such existing plans, other than plans covering solely outside directors.

(f)       The committee shall approve and ratify awards under incentive compensation and equity-based plans, including amendments to the awards made under any such plans; provided that the Committee may delegate to the chief executive officer, acting in his capacity as a director serving on a committee of one member, the right to grant awards under such plans to non-executive officers and newly hired employees.

(g)       The committee shall annually review and approve, for the chief executive officer and the other senior officers of the Company, (1) employment agreements, severance arrangements and change in control agreements or provisions, in each case, when and if appropriate, and (2) any special or supplemental benefits, including perquisites.  The committee shall review with management the policies and procedures with respect to the chief executive officer’s and the other senior officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

(h)       The committee shall consult with the chief executive officer on any decisions to retain or terminate any senior executive officer (except termination under exigent circumstances) and shall approve any retention or severance terms for the chief executive officer or any senior executive officer.

(i)       The committee, in consultation with the Nominating & Governance Committee, shall work with the Company’s chief executive officer to make appropriate plans for his or her succession upon retirement, death or disability and review such plans at least annually.

(j)       The committee shall be responsible for the oversight of management development and evaluation of succession planning for other key senior officers.

(k)       The committee shall review and approve the list of a peer group of companies to which the Company shall compare itself for compensation purposes.

(l)       The committee shall consult with management on any proposed plans to reorganize the senior management structure of the Company.

(m)      The committee shall annually review travel and entertainment expenses incurred by the chief executive officer and other senior officers of the Company.

(n)       The committee has the authority to designate the officers of the Company who are deemed to be the executive officers of the Company for the purposes of U.S. Securities and Exchange Commission reporting requirements.

(o)       The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

(p)       The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(q)       The committee shall annually review its own performance.

5.        REPORTING RESPONSIBILITIES

(a)       The committee shall keep a record of its proceedings.

(b)       The committee shall report to the Board.